Exhibit 10.2

MASTER ASSIGNMENT AGREEMENT

THIS AGREEMENT is made on the eighth day of June 2007, between ISG Novasoft Technologies Limited (“ISGN”) a company incorporated under the Companies Act, 1956 and having its Registered office at “International Trade Tower”, ‘E’ Block, 14th Floor, Nehru Place, New Delhi – 110019, India (hereinafter referred to as “ the Assignor”, which expression shall mean and include its representatives, successors and permitted assigns) of the ONE PART;

AND

Intelligroup Asia Pvt. Ltd. a company incorporated under the Companies Act, 1956, and having its registered office at 5th, Floor (Blocks A & B), ILabs Centre, Plot No.18, Software Units Layout, Madhapur, Hyderabad (hereinafter referred to as “the Assignee” which expression shall mean and include its representatives, successors and permitted assigns) of the SECOND PART.

RECITALS:

WHEREAS

1.                    The Assignor is engaged in the business of providing IT consultancy, support and such other services to its customers.

2.                    The Assignee is, inter alia, engaged in the business of providing IT consultancy, support and such other services to its customers; and

3.                    The Assignor wishes to assign and the Assignee wishes to accept such assignment of the rights and obligations under Contracts as in Part I and Employees as under Part II to this Agreement.

IN CONSIDERATION of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements and Consideration contained herein THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	PRELIMINARY

1.1	Definitions

1.1.1	“Agreement” shall mean this agreement, annexures including any written modification and amendment thereof signed by the Parties.

1.1.2

“Contracts” shall mean the contracts entered into with the parties by Assignor, as identified in Schedule A including the rights and obligations arising out of such contracts and the receivables and work in progress relating thereto.

1.1.3	“Customers/Consultants” means the parties referred to in Schedule A with whom the Assignor has entered into the Contracts, including their successors and assigns.

1.1.4

“Closing” shall mean the date agreed upon by the Parties, which shall be no later than 5 business days from the date on which the last of the Conditions Precedent set out in this Agreement are satisfied on which date the Contracts and the Employment Agreements stand assigned in favour of the Assignee in the manner set out in this Agreement.

1.1.5	“Employment Agreement” shall mean the employment agreement between each of the Employees and the Assignor.

1.1.6	“Employees” shall mean the employees as per the list set out in Schedule C hereto who are working on the Contracts on behalf of the Assignor.

1.1.7	“Party” - The term “Party” shall mean the Assignor and Assignee individually and the “Parties” shall mean the Assignor and the Assignee jointly.

1.1.8	“Territory” shall mean India.

1.2	Rules of Interpretation

In this Agreement unless the context requires otherwise:

1.2.1	references to statutes are to the statutes in force in India for the time being ;

1.2.2	references to recitals and clauses are references to recitals and clauses of and to this Agreement unless otherwise stated.

1.3	Headings

The headings in this Agreement are inserted for convenience only and shall not be taken into account in the construction of any provision of this Agreement.

2.	ASSIGNMENT AND CONSIDERATION

2.1

The Assignor hereby agrees to assign and transfer the Contracts to the Assignee on the Closing date, free and clear of any mortgage, lien, pledge, security, interest, conditional sales agreement or other encumbrances of any kind whatsoever, subject to the satisfaction of the Conditions Precedent, subject to and in accordance with the provisions of Part I of the Agreement set out below.

2.2

The Assignor hereby agrees to assign and transfer the Employees to the Assignee on the Closing date in accordance with the provisions of Part II of the Agreement set out below, and shall cause each of the Employees to execute an Amendment Agreement with the Assignee substantially in the form set out in Schedule B.

2.3	The aggregate consideration for the assignment of the Contracts and Employment Agreement pursuant to Part I and II of this Agreement respectively, shall be as follows–

(i)	USD 100,000 to be paid upfront in cash by the Assignee to the Assignor on the Closing, in free and clear funds without any deduction or withholding whatsoever.

2.4

The Assignor shall be entitled to collect the payment directly from the Customers against the bills of Assignor, for the work performed and services rendered by the Assignor to the Customers pursuant to the Contracts up to and including the Closing date.

3.	CLOSING

Subject to the terms and conditions hereof, it is expected that the Closing shall take place at the offices of the Assignee on July 15, 2007 or on such date or place as the Parties may agree upon after the satisfaction of the Conditions Precedent. The

Parties agree that the Closing shall in any event take place within eight (8) weeks following the execution of this Agreement failing which this agreement shall terminate without any further act of the Parties.

4.	CONDITIONS PRECEDENT FOR OBLIGATIONS

4.1	Conditions Precedent for Assignee’s obligations.

Each of the obligations of the Assignee to be performed under this Agreement shall be subject to the following conditions precedent:

(i)	That the Assignor and the Customers/Consultants are in compliance of their respective material obligations to each other under the Contracts up to the date of Closing.

(ii)	That the Contracts are valid, binding and enforceable in respect of each of the contracting parties thereto.

(iii)

That the Assignor has provided a certificate counter signed by the respective Customers/Consultants setting out percentage of work completed/remaining and the amounts outstanding/due under or in respect of each of the Contracts.

(iv)	That the Assignor has duly obtained the written consent from each of the Customers/Consultants approving the assignment of each of the Contracts in favour of the Assignee.

(v)	that the representations and warranties made in this Agreement hereof remain true and correct in all material respects as of the Closing.

4.2	Conditions Precedent for Assignor’s obligations.

Each of the obligations of the Assignor to be performed hereunder shall be subject to the conditions precedent that the representations and warranties of the Assignee made in this Agreement hereof remain true and correct as on the Closing.

5.	REPRESENTATIONS AND WARRANTIES

5.1	ASSIGNOR’S REPRESENTATIONS AND WARRANTIES

5.1.1	Organization and Good Standing.

The Assignor is a company duly incorporated and validly existing under the laws of India.

5.1.2	Authority

This Agreement and all transactions contemplated hereby have been duly authorized and all requisite corporate actions on the part of the Assignor which are necessary in order to enable the Assignor to enter into and perform the same have been obtained. This Agreement constitutes a valid and binding obligation enforceable against the Assignor in accordance with its terms.

5.1.3	Approval.

The Assignor has the approval of all governmental or regulatory bodies required for the Assignor under this Agreement. All such consents, permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them, to the Assignor’s knowledge, is threatened, and none of such consents, permits, licenses, orders or approvals will be materially and adversely affected by this Agreement.

5.1.4	Litigation.

To the best of the knowledge of Assignor, there are no material actions, suits, proceedings or investigations pending or, threatened against the Assignor, which affects or could reasonably be expected to affect the transactions contemplated in this Agreement, before any state, statutory or regulatory authority; and the Assignor is not operating in violation of or in default with respect to, any judgment, order, writ, injunction or decree of any court, state, statutory or regulatory authority.

5.1.5	Compliance with Law.

The Assignor is not in violation of any laws or material governmental orders, rules or regulations to which the Assignor is subject.

5.1.6	Disclosure.

No representations or warranties made by the Assignor in this Agreement omits to state any material fact necessary to make such representations or warranties not misleading.

5.2	ASSIGNEE’S REPRESENTATIONS AND WARRANTIES

5.2.1	Organization and Good Standing.

The Assignee is a corporation duly incorporated, validly existing and in good standing under the laws of India.

5.2.2	Corporate Authority.

The Assignee has full authority and power to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach, violation or default or give rise to an event which, with the giving of notice or the passage of time, would result in a breach, violation or default of any of the terms or provisions of the Assignee’s Certificate of Incorporation or By-Laws or of any other indenture, agreement, judgment, decree or other instrument or restriction to which the Assignee is a party or by which the Assignee may be bound; the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all requisite corporate actions on the part of the Assignee and no further authorization or approval, whether of the shareholders or directors of the Assignee or governmental bodies or otherwise, is necessary in order to enable the Assignee to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against the Assignee in accordance with its terms.

5.2.3	Governmental Approval.

The Assignee has all permits, licenses, orders and approvals of all federal, state, local and foreign governmental or regulatory bodies required for the Assignee to consummate the transactions contemplated by this Agreement. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them, to the Assignee’ knowledge, is threatened, and none of such permits, licenses, orders or approvals will be materially and adversely affected by this Agreement.

6.	INDEMNIFICATION & WAIVER OF CLAIMS

6.1	Indemnity against Claims.

Subject to clause 6.2 hereof, the Assignor hereby agrees to jointly and severally indemnify and hold the Assignee harmless from and against any and all damages directly incurred by the Assignee resulting from any material misrepresentation or breach of any warranty on the part of Assignor. Upon receipt of written notices by the Assignee of such damages, the Assignor shall have thirty (30) days to remedy such damage.

6.2	Notice of Claim, Assumption of Defense & Settlement of Claims.

With respect to any indemnities of the Assignor pursuant to clause 6.1 hereof, the Assignee shall promptly give written notice to the Assignor after the Assignee has knowledge of any claim as to which recovery may be sought against the Assignor pursuant to Clause 6.1 hereof and shall permit the Assignor to assume the defense of any such claim or any litigation resulting from such claim with counsel of its choice. The Assignor shall not, in the defense of such claim or any litigation resulting there from, enter into any settlement (except with the prior written consent of the Assignee) which has the effect of creating a liability against the Assignee.

6.3	Indemnification by the Assignee

The Assignee agrees to indemnify and hold the Assignor harmless from and against any and all liabilities, losses, damages, claims, costs and expenses of the Assignor resulting from (i) any material misrepresentations or breach of any representation on the part of the Assignee, or (ii) any liability or obligation accruing after the date of Closing in respect of the transaction contemplated under this Agreement. The procedures set forth in Clause 6.2 hereof shall apply to indemnification under the Clause 6.3.

6.4	Limitation of Liability

Notwithstanding anything to the contrary contained in this Agreement, the liability of the Assignor (in aggregate) under Clause 6.1 hereof or any other provisions of the Agreement shall not exceed the sum equivalent to 50% of the consideration amount actually received by the Assignor from the Assignee pursuant to this Agreement.

Further, after Closing and receipt of the Consideration by the Assignor referred to in 2.3 and 2.4.1 herein notwithstanding anything to the contrary the liability of Assignee (in aggregate) under Clause 6.3 hereof or any other provisions of the Agreement shall not exceed the sum equivalent to 50% of the consideration amount payable by Assignee to Assignor.

Neither party shall be liable to the other party for any form of incidental, indirect or consequential damages of any kind.

7.	FURTHER ASSURANCES

The Assignor agrees that it will at any time and from time to time after the Closing, upon the reasonable request of the Assignee, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgements, deeds, assignments, transfers, conveyances, and assurances as may be mutually agreed between the Assignor and the Assignee for the better assigning, transferring, granting, conveying, assuring and confirming to the Assignee and to its respective successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the assets to be assigned to the Assignee as provided herein.

8.	GENERAL

8.1	Notices.

All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally of, if mailed, four days after the date of deposit in the mail, if addressed :

(a) in the case of the Assignor, to:
Attention: Chief Financial Officer
114, Sir Theagaraya Road,
T Nagar, Chennai - 600017, India

(b) in the case of the Assignee, to
Intelligroup Asia Pvt. Ltd.
Attention: Legal Department
5th, Floor (Blocks A & B), ILabs Centre
Plot No.18, Software Units Layout
Madhapur, Hyderabad – 500 081
Andhra Pradesh, India

or to such other address or to such other person as the Assignee or the Assignor shall have last designated by notice to the other parties given as herein provided.

8.2	Modification.

This Agreement contains the entire agreement among the Parties hereto with respect to the transactions contemplated herein. All prior negotiations, agreements and the understandings are superseded hereby. This Agreement shall not be modified or amended except by any instrument in writing signed by or on behalf of the Parties hereto.

8.3	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of India.

8.4	Binding Effect.

This Agreement shall be binding upon the parties and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective Parties hereto.

8.5	Transaction Expense.

Notwithstanding anything else in the Agreement to the contrary, the parties hereto shall each be responsible for the payment of any and all of its own expense, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement.

8.6	Assignment.

None of the Parties shall assign any of their rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

8.7	Announcements

Save and except the announcements, statement or circular required pursuant to any law or regulation, no announcement, statement to the press or circular relating to any matters referred to in this Agreement shall be made or issued by or on behalf of any of the Parties prior to the Closing, without the prior written approval of the other party hereto.

8.8	Dispute Resolution

In the event of any dispute, differences or claim(s) arising out of or in connection with or relating to this Agreement, the Parties shall attempt to first resolve such dispute, difference or claim(s) through discussions between the senior executives or chief executives of the Parties.

If the dispute is not resolved through such discussions within 30 days after the receipt of written notice for mutual discussions, the dispute, difference or claim(s) shall be finally settled by arbitration under the Indian Arbitration and Conciliation, 1996.  For the purpose of such arbitration, the Parties shall mutually appoint a three arbitrator panel. In the event the Parties fail to appoint such panel of three arbitrators, then each party shall appoint one arbitrator and the two arbitrators so appointed shall mutually agree upon the appointment of the third arbitrator.  All arbitration proceedings shall be conducted in English language and the place of arbitration shall be in New Delhi, India. The arbitration award shall be binding on and non - appealable by all the parties. The cost of arbitration shall be borne by the losing party.

Each of the Parties agrees that notwithstanding that a matter may be referred to arbitration as provided herein, the Parties shall nevertheless, pending the resolution of the controversy or disagreement, continue to fulfil their obligations under this Agreement, so far as they are reasonably able to do so.

9.	FORCE MAJEURE

9.1

Neither Party shall be liable to the other for any failure to perform its obligations under this Agreement (save and except the obligation to make the payment when due) if such performance has been delayed or prevented by force majeure. The notification of force majeure and any abatement thereof shall be made promptly in writing by the Party suffering such force majeure event.

9.2

For the purposes of Clause 9.1, force majeure shall mean circumstances beyond the reasonable control of the Party affected including but not limited to war, hostilities, riots, acts of terrorism, flood, fire or other physical disaster, change in Government policies, acts of the Government or Governmental bodies (including but not limited to legislative bodies or agencies), strikes or other industrial disputes or labour disturbances.

9.3

A Party invoking the provisions of this Clause shall take all actions, which are reasonable in the circumstances to overcome the force majeure situation and to resume the performance of its obligations hereunder.

PART I

10.	ASSIGNMENT OF CONTRACTS

10.1	THE ASSIGNOR’S REPRESENTATIONS & WARRANTIES RELATING TO ASSIGNMENT OF CONTRACTS

The Assignor represents and warrants to the Assignee as follows:

10.1.1	No Encumbrances

Other than as may be specifically set forth in Schedule D, none of the Contracts:

(i)

contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law, the enforcement of which would result in any liability to the Assignee or would in any respect interfere with or prevent the current and continued implementation of the Contracts, or

(ii)

other than as set forth herein, is subject to any agreement or arrangement between the Assignor and any third person which has an adverse effect upon the Assignor’s ability to assign the Contracts as set out herein.

10.1.2	Customer/Consultant documents.

Any Customer/Consultant related documents provided by Assignor to Assignee prior to the Closing date are true and correct copies of the Customer/Consultant documents in Assignor’s possession as of the Closing date.  As of the Closing date, to Assignor’s knowledge, none of the Customers/Consultants  intends to exercise any right to cancel any order or commence legal proceedings, in each case as a result of a default or alleged default of Assignor and there does not exist as of the Closing date any default of Assignor, or, to assignor’s knowledge, of the Customer/Consultant thereto (except for aged accounts receivable from the Customer), or event or condition that, with notice or lapse of time, or both, would constitute a default of the Customer’s/Consultant’s obligations.  The Assignor covenants to provide, as of the Closing date, the customer wise break up of the value of orders placed by the Customers not yet taken up for execution as well as the value of such portion of orders under execution that remain to be executed.

10.1.3	Tax Matters.

Assignor has no knowledge of any tax deficiency against Assignor related to the Contracts. To the Assignor’s Knowledge, all taxes and other assessments and levies related to the Contracts and Employment Agreements that Assignor was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity.

10.2	COVENANTS OF THE ASSIGNOR RELATING TO ASSIGNMENT OF CONTRACTS

10.2.1	Announcements.

Assignor shall co-operate with the Assignee after the Closing date to coordinate the preparation of communications to Customers relating to this transaction.

10.2.2	Post-Closing Cooperation.

In connection with the assignment of the Contracts, the Assignor on the one hand, and the Assignee, on the other, shall cooperate with each other to the extent practicable, until one year from the Closing date, with respect to any administrative actions or proceedings, litigations and any other matters involving third parties that my occur after the Closing. The party requesting cooperation shall be responsible for the reasonable cost incurred by the other party.

PART II

11.	ASSIGNMENT OF EMPLOYEE AGREEMENTS.

The Assignor will assign and the Assignee will accept assignment of the Employment Agreement with each of the Employees.

11.1	COVENANTS IN RELATION TO ASSIGNMENT OF EMPLOYEE AGREEMENTS.

11.1.1	Employees

The Assignor will not change terms of employment of existing Employees from the date of execution of this Agreement until the Closing or termination or expiry of this Agreement, whichever occurs first, without notifying the Assignee.

11.1.2	Existing contracts with Employees

The Assignor shall waive off the notice period of the Employees to be transferred to the Assignee as well as accept their resignations.

11.1.3	Workers Injuries

All ongoing, pending, threatened or future claims of past or present Employees of the Assignor for the period prior to the Closing are the sole responsibility of the Assignor.

11.1.4	Terms and Salaries

The Assignee shall, on and from the Closing, offer employment to the Employees of the Assignor on salaries, terms and conditions of employment, being not less favorable than those enjoyed by the said Employees prior to their date of transfer.

11.1.5	Retrenchment compensation

Any liability arising from events occurring after the Closing in respect of the Employees shall exclusively be that of the Assignee; whereas any liability arising from events occurring prior to and up to Closing in respect of Employees shall exclusively be that of the Assignor. The Assignor will be liable for all dues accrued to its Employees for the period prior to the Closing date.

11.1.6	Non-Solicitation

The Assignor shall not directly or indirectly solicit Employees and engage them as employee or contractor directly or through a third party anywhere in the Territory for a period of two (2) years after the Closing.

11.1.7	Post-Closing Cooperation.

In connection transfer of the services of the Employees, the Assignor on the one hand, and the Assignee, on the other, shall cooperate with each other to the extent practicable, until one year from the Closing date, with respect to any administrative actions or proceedings, litigations and any other matters involving third parties that my occur after the Closing. The party requesting cooperation shall be responsible for the reasonable cost incurred by the other party.

12.	Severability

The invalidity or unenforceability of any one or more of the provisions hereof or any part thereof shall not invalidate or render unenforceable the remaining provisions of the Agreement.  Any illegal or invalid provision of this Agreement shall be severable and all other provisions shall remain in full force and effect.

In Witness whereof the parties to this Agreement have signed this Agreement on the date and place mentioned above:

ISG Novasoft Technologies Limited

Name:

Title:

Intelligroup Asia Pvt. Ltd.

Name:

Title:

SCHEDULE A
[List and Particulars of Contracts]

ISGN NOVASOFT, INDIA

S.NO.	PARTY / CUSTOMER NAME	PROJECT NAME

1	CHAMBAL FERTILISERS AND CHEMICALS LIMITED	APPLICATION SUPPORT SERVICES

SCHEDULE B

Ref

Date:

<<Name>>
<<Address>>

Dear Mr/Ms.

Pursuant to our discussions, we are pleased to offer you the position of<<Designation>>, in our organization, operating from our facility at <<Place of posting>>.

Your annual remuneration along with its breakup is enclosed as Annexure ‘A’ and your employment with Intelligroup would be governed by the Terms and Conditions referred hereto in Annexure ‘B’.

Please sign the duplicate of this letter of offer and return it to us by ____th day of ___________ 200_ as a token of your acceptance of this offer and the terms and conditions of your employment with the Company.

We look forward to a mutually fruitful association with you.

Yours Sincerely,
for Intelligroup Asia Private Limited,

Annexure A
(Structure of salary being offered)

Monthly Base
consisting of:
Basic
HRA
Conveyance Allowance
Medical Allowance
Special Allowance

Sub Total 1

Retirals
Consisting of:
PF
Gratuity

Other Benefits
Consisting of:	Food
Insurance

Sub Total 2

Performance Based Incentive

Monthly Gross

Annual Gross

The performance incentive is paid on a half yearly basis.
Food coupons are non-taxable.
Insurance is a group medical insurance covering the employee, spouse, children and parents
A part of the Special Allowance can be used for Leave Travel Allowance and is non-taxable on production of bills.

Annexure B
Terms & Conditions Of Employment

1.          Verification & submission of copies of certificates

You are required to produce all your certificates and documents, specified in Annexure ‘C’, in original for our verification at the time of your joining and also submit one set of certified photocopies of the same for our records. In addition, you would also be required to submit 3 passport size color photographs and a copy of the non-blank pages of your passport.

In case of your inability to produce the certificates/copies as mentioned above (excluding resignation acceptance letter from your previous employer), you are required to submit the same within one month of your joining the Company, failing which your employment may be terminated at the discretion of the Company. At the time of joining, it is mandatory that you should submit at least your resignation acceptance letter from your previous employer in the absence of your relieving letter.

2.          Responsibilities

You would render all reasonable duties and functions expected of you. During the tenure of your employment with the Company, you will devote your full time and abilities to the performance of the assignments given to you and agree to comply with Company’s existing and future policies as may be amended and supplemented from time to time.

4.          Working Hours

You shall be present in the office during normal working hours or in shifts as may be communicated to you by your reporting manager. You may be required to come either early or stay late hours depending on the business needs and may have to work additional hours on request of Company’s clients. You shall provide details regarding utilization of your time by entering the same into Company’s time sheet “ESS” on a daily basis.

5.          Statutory Deductions

Company will make necessary statutory deductions from your gross salary and directly pay on your behalf to the concerned authorities. In the instance where Company does not make such deductions, you agree to make such payments to the concerned authorities keeping the Company informed.

6.          Insurance

You and your family members, as applicable, will receive Health and Welfare Insurance as per Company’s insurance scheme. Company reserves its right to terminate its participation in any of the schemes or substitute another scheme or alter the benefits available to you under any of the schemes. If the insurance company refuses to provide any relevant benefits to you under any applicable scheme for any reason, Company shall not be liable to provide or compensate you for the loss of such benefits.

7.          Status Report

You will provide to the Company from time to time, with any reports that are deemed necessary, including but not limited to your work related activities and accomplishments.

8.          Intellectual property Rights

You agree to disclose any invention, development, process, plan, design, formula, specification(s), or other matter of work whatsoever created, developed, or discovered by you, either alone or in concert, in the course of your employment and the same shall be the absolute property of the Company. Any Intellectual Property Rights and the rights to inventions arising out of your activities hereunder, or if ownership rights cannot be transferred under applicable law, any exploitation rights relating thereto, shall be transferred to the Company in accordance with the applicable law. You shall assist the Company in perfecting and protecting its Intellectual Property Rights.

9.          Confidentiality

During your employment with Intelligroup, you shall work with utmost loyalty and efficiency. You are expected to maintain absolute secrecy with regard to the affairs of the Company, during employment and thereafter. You shall not disclose to third parties any of the trade secrets, know-how, software, literature and other information owned by Intelligroup or its clients. Incidentally, you may be asked to execute / sign a Non Disclosure Agreement.

10.          Non Solicitation

During your employment with Intelligroup and afterward for a period of 12 months you shall not provide services to any of Intelligroup clients (except as accepted by Intelligroup), directly or indirectly.

11.          Code of Conduct

You shall conduct yourself in conformity with the code of conduct of the Company, as in force from time to time, a copy of which would be provided to you at the time of your joining and can also be viewed in Company’s intranet. Further, you shall carryout the instructions in letter & spirit, given by your superiors and shall not disobey the instructions given.

12.          Restraints

A.           Access to Information

Information is available on a “need to know” basis for specified groups. The network file server is segregated to allow individual sectors for projects and units. Access to this data is authorized through access privileges approved by the concerned manager.

B.           Non disclosure

You are expected to maintain utmost secrecy with regard to the affairs of the Company and its business, activities, strategies, details of its clients etc and shall keep confidential any and all information, instruments, documents etc., relating to the Company and or its client(s) that may have come to your knowledge/possession as an Employee of the Company.

C.           Non Compete

Your position with the Company calls for full time employment and you will devote yourself exclusively to the business of the Company. You will not take up any other work for remuneration (part time or otherwise) or work on advisory capacity or be interested directly or indirectly (except as shareholder or debenture holder) in any other trade or business, during your employment with the Company, without written permission from the Company. On leaving the services of the Company, you shall not take up a full-time/part-time employment with any of our customers and associates for a period of 1 year. You understand and agree that such restriction is reasonable and in the interest of the Company’s businesses.

D.           Authorization

Only those authorized under specific authorization/resolution issued by the Board of Directors of the Company may sign legal documents, representing the Company.

E.           Smoking

We owe and assure a smoke free environment to our employees. Barring some designated areas, the entire office premises including conference rooms, lobbies etc., are declared as “No-Smoking Zone”.

F.           Passwords

Access to our network, development environment is through individual’s password. For security reasons, it is essential to maintain confidentiality of the same. If the password is forgotten, our TSS team is to be contacted to reset and allow you to have a new password.

G.           Security

Security is an important aspect of Intelligroup`s communication and office infrastructure. If you wish to work late or early hours, you are requested to produce your identity card to the security personnel on demand.

If there is a need to take some of the equipments/infrastructure out of the office premises for any official purposes, you shall obtain the gate pass from the security staff.

The communication security is maintained by controlling physical access to computer systems, disabling all workstation floppy disk drives, pen/flash drives, and a Company-wide awareness about the need for protection of Intellectual property and sensitive customer information. For some projects, the Company uses sophisticated data encryption devices. You may not be allowed to download any files, images, data of the Company / its clients without specific permission from the concerned manager.

Your work table and storage space is lockable. Please ensure they are locked when unattended. Duplicate keys are maintained with the Administration department. One can take a duplicate key after signing for it for one`s own or team members’ table or storage, if necessary.

H.           Destroying Papers & Material

Any official communication, which is confidential in nature, shall be destroyed / shredded after the purpose is served and if such document / communication is not required for any repository purposes.

I.           Use of Company Resources

You shall use any and all Company’s resources only for official purposes. Any misuse or breach committed would call for necessary disciplinary action upto and including termination of employment with the Company.

13.         Performance Review

Your performance would be reviewed periodically as per Company’s policies and may advice for any enhancement in your gross salary and re-designate your position with the Company. Such enhancement and re-designation would depend on your performance and your ability to accomplish the given assignments and your justification of your role in the Company and at Company’s discretion.

14.         Statement of facts

It must be specifically understood that this offer is made based on your proficiency in technical / professional skills you have declared to possess as per the application. In case, at a later date, any of your statements/particulars furnished are found to be false or misleading, Company shall have the right to terminate your services forthwith and you shall be considered to have committed breach of Terms and Conditions of your employment.

15.          Place of probation & transfer

Company has the right to transfer you to any location, department or establishment. In such a case, you will be governed by the terms & conditions of service applicable to the new assignment.

16.          Personal Indebtedness

Company shall not be responsible for any personal indebtedness or other liabilities incurred by you, during your employment with the Company. You understand and accept that you shall have no authority to pledge the credit of the Company to any person or entity without necessary written authorization from the designated Official of the Company.

17.          Indemnification

You shall indemnify, defend and hold Intelligroup, its officers, directors, associates and agents, harmless from any and all claims, causes of action, damages, obligations or liabilities or any kind or nature arising out of or connected with any act or omission of yourself during the course of your employment with the Company.

18.          Termination Notice

Intelligroup is an “at will” employer.
Your association with the Company is crucial and any separation without notice on your part would cause irreparable damage to the Company. During the period of your association with the Intelligroup, by giving a written notice of 30 days, your services may be terminated. However, at any point in time, if any of the terms and conditions is found to be violated or due to business demands, your services may be terminated with immediate effect. Instead of the notice, Company may pay your two months net salary and you may with a written notice of 60 days terminate your services with the Company.

19.          General

The waiver by either party of a breach of any provision of the terms and conditions of employment shall not operate or be construed as a waiver of any subsequent breach. If any provision of the terms and conditions herein shall be declared to be illegal or unenforceable for any reason, the remaining provisions of the terms and conditions shall remain in full force and effect. The courts at Hyderabad shall have exclusive jurisdiction over this offer.

The above terms and conditions are based on Company policies, procedures and other rules currently applicable and are subject to amendments from time to time. These policies are available in Intelligroup’s Intranet ‘Connect’ and you are requested to visit the site to get updated with the changes from time to time. By signing a copy of this offer letter, you are consenting that you will visit ‘Connect’ and get familiarized with Company’s policies. You will abide by all other rules and regulations of the Company as shall be in force, from time to time.

In all matters, including those not specifically covered herein, such as traveling, Leave entitlement, etc., you would be governed by the rules of the Company which are available in the Company’s Intranet page ‘Connect’.

Any claim by you against the Company arising out of your employment / termination of employment shall be made in writing and served upon the Company within one month from the date of your leaving the Company. Any claim made by you beyond one month shall be waived by you and shall not effect or bind the Company with respect to such claim.

You shall not, without specific permission from the Company, accept or demand loans, gifts, any other benefits from the clients of the Company or any person(s) with whom you have official or business contacts in the context of your activities of the Company.

I have read the above terms and conditions of Employment and hereby confirm strict adherence to the same.

Date:

Signature:

Place:

Annexure C
Mark sheets

•	10th class or equivalent
•	Intermediate or equivalent
•	Graduation
•	Post graduation

Provisional certificates

•	Graduation
•	Post graduation

Relevant certificates of Additional Certifications or Courses

Offer letters, appointment letters and Experience certificates

Relieving letter from previous employer

Salary pay slips of the last three months of experience

A copy of non-blank pages of the passport

PAN card

Three passport size colour photographs

SCHEDULE C

[Insert List of Employees]

Sl No	Name of Employee	Title	Date of Joining (ISGN, Chennai)	Education	Primary Skill

1	Shivpal Singh	Senior Functional Consultant	10 May 2005	M.Com	SAP / FI CO
2	Viswanath W	Senior Functional Consultant	22 Dec 2005	BE, MBA	SAP / SD
3	Nagendra Kumar B	SAP ABAP Consultant	17 July 2006	BCA, MBA	SAP ABAP
4	Narsaiah T	Senior ABAP Consultant	3 Aug 2006	BSc, MCA	SAP ABAP
5	Vishak Mahesh	Business Analyst	1 Jun 2006	BE, MS	Sales Support

The following employees are currently deputed at Chambal Fertilizers and Chemicals, Delhi:

Sl No	Name of Employee	Title	Date of Joining (ISGN)	Education	Primary Skill

1	Raja Sengupta	System Analyst	1st Jan 2001	Bsc(Physics), PGDCA	SAP
2	Nishant Gujral	Senior System Administrator	1st Jan 2000	Bsc, BTech (Computer Systs)	SAP BASIS
3	Mukesh Khanna	Deputy Manager Projects	1st Jan 2001	Bsc, Msc, MCA	SAP ABAP & BASIS
4	Sandeep Bir	Senior Manager Projects	19th July 2001	Bsc(CS)	SAP
5	Anjali Sharma	System Analyst	1st Sep 2003	Msc(Tech) Museum Studies, ME(Systems & Information)	SAP ABAP
6	Sanjay Girotee	System Analyst	17 Nov 2003	Bcom, DNIIT(Systems Management)	SAP ABAP
7	Vijay Sharma	Software Engineer	21 Jun 2004	BCA,MCA	SAP ABAP
8	Jitendra Kumar Singh	System Analyst	11 Jan 2005	BE(Computer Technology)	SAP

Schedule D

List of Encumbrances or other agreements that may have an adverse affect on ISGN’s ability to assign the agreements

NIL